Exhibit 99.1

FOR IMMEDIATE RELEASE
Date:  December 22, 2006
Contact:  Donald F. Holt, EVP/CFO
(717) 920-5801, Fax (717) 920-1683

COMMUNITY CITES INTEREST RATE CHALLENGES, ANNOUNCES REORGANIZATION

Harrisburg, PA-, Community Banks, Inc. (“Community”) (Listed on NASDAQ: CMTY) today announced its intention to release its annual 2006 earnings on Thursday, January 18, 2007. In assessing the prospects for performance in both the fourth quarter of 2006 and early 2007, Community’s President and CEO, Eddie L. Dunklebarger expressed concern over the prolonged period of flat interest rates and the challenges it continues to present for the banking industry. He simultaneously announced plans that call for a reorganization of Community’s internal management structure and its office delivery network, each of which was designed to help offset the adverse impact of these interest rate trends.

“As with all financial institutions, we have felt the effects of the flatness in interest rates for the last year and we see no immediate signs that this adverse trend will abate in the near term” said Mr. Dunklebarger. “We have been quite successful at mitigating the impact of these trends in the short run but the longer we stay in this situation, the more difficult it becomes to sustain top line revenue growth” he added.

It is expected that current interest rate trends would translate into temporary “softness” in near term earnings, but that performance should normalize if interest rate conditions improve during the year. Banks earn the majority of their revenues from the difference between the rates they receive on loans and investments and the rates they pay on deposits and other borrowings. The current flat yield curve can be attributed to the Federal Reserve’s decision to increase its benchmark Fed Funds rate 17 times since the middle of 2004. These rate increases have influenced increases in short term rates while longer term rates have remained relatively stable, producing a flat yield curve. Since most funding sources are pegged to short term interest rate trends, deposit costs have risen while the interest received on loans and investments has not increased proportionately. The prolonged presence of a “flat yield curve” has reduced the potential for revenue growth from traditional banking activities. In the last six months of 2006, these trends were exacerbated by the presence of an “inverted” yield curve, wherein short term rates actually exceeded key long term rates. This situation, which is presumably transient in nature, has made revenue growth even more problematic for the entire industry.

Community recently completed its 2007 budgeting process and, in connection therewith, has formulated a comprehensive plan to streamline its management structure and engage in an intensive rationalization of its office delivery network, including both traditional banking and other financial services.

“While external economic conditions are largely beyond our immediate control, we believe strongly that there are additional opportunities to improve the efficiency and effectiveness of the delivery of our services to new and existing customers” said Mr. Dunklebarger. “We believe we can make adjustments to both our organizational structure and our office network that will yield meaningful cost reductions until the yield curve normalizes.”

The reorganization plan calls for a streamlining of certain aspects of its regional operating structure. Currently, Community operates with nine separate banking regions located within Central Pennsylvania and into northern Maryland. Immediate plans call for a consolidation of at least three of the regions in order to simplify its operations into no more than six regions. Additionally, Community is performing a strategic evaluation of its existing branch network with a bias toward reducing its presence in underperforming locations. This evaluation is expected to reduce the expenses necessary to operate its current network of facilities and will help facilitate its entry into markets with more desirable growth characteristics. While bank officials declined to quantify the immediate expense reductions from these changes, savings are expected to help stabilize earnings throughout 2007.

CommunityBanks remains optimistic about the opportunities for earnings improvements when interest rates return to more normal patterns and behaviors. During the third quarter of 2006, Community announced the mergers of BUCS Federal Savings Bank and East Prospect State Bank, both of which are expected to be completed in the second quarter of 2007. Both transactions are subject to regulatory approval and the approval of shareholders of BUCS and East Prospect. Community also continues to experience favorable asset quality trends, strong revenues from non-interest related sources, and solid expense control.

“We believe many of the challenges we face are industry-wide and we remain very optimistic about our prospects for earnings growth once this period of flat interest rates subsides” said Mr. Dunklebarger. “We remain pleased with virtually all other aspects of our performance and believe that the expectation for flatness in revenue growth is a temporary situation. Our focus is on making sure that we position ourselves to take advantage of every opportunity until the interest rate situation stabilizes”.

This press release contains “forward looking” information as defined by the Private Securities Litigation Reform Act of 1995, which is based on Community’s current expectations, estimates and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events, or results. Such statements involve potential risks and uncertainties and, accordingly, actual performance results may differ materially. Community undertakes no obligation to publicly update or revise forward looking information, whether as a result of new, updated information, future events, or otherwise.